EXHIBIT 10.72

CREDIT AGREEMENT

dated as of November 24, 2003

among

PTEK HOLDINGS, INC.,

AMERICAN TELECONFERENCING SERVICES, LTD.,

XPEDITE SYSTEMS, INC.,

as Borrowers

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO

LASALLE BANK NATIONAL ASSOCIATION,

as Agent

and

BANK OF AMERICA, N.A.

as Documentation Agent

LASALLE BANK NATIONAL ASSOCIATION,

as Arranger

SECTION 1	DEFINITIONS	1

1.1	Definitions	1

1.2	Other Interpretive Provisions	22

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES	23

2.1	Commitments	23

2.2	Loan Procedures	23

2.3	Letter of Credit Procedures	25

2.4	Commitments Several	28

2.5	Certain Conditions	28

2.6	Joint and Several	28

SECTION 3	EVIDENCING OF LOANS	32

3.1	Notes	32

3.2	Recordkeeping	32

SECTION 4	INTEREST	32

4.1	Interest Rates	32

4.2	Interest Payment Dates	33

4.3	Setting and Notice of LIBOR Rates	33

4.4	Computation of Interest	33

SECTION 5	FEES	33

5.1	Non-Use Fee	33

5.2	Letter of Credit Fees	33

5.3	Agent’s Fees	34

SECTION 6	REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT AMOUNT; PREPAYMENTS	34

6.1	Reduction or Termination of the Revolving Commitment Amount	34

6.2	Prepayments	35

6.3	Manner of All Prepayments	35

6.4	Repayments of Revolving Loans	36

SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	36

7.1	Making of Payments	36

7.2	Application of Certain Payments	36

7.3	Due Date Extension	36

7.4	Setoff	36

7.5	Proration of Payments	36

7.6	Taxes	37

SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS	39

8.1	Increased Costs	39

8.2	Basis for Determining Interest Rate Inadequate or Unfair	40

8.3	Changes in Law Rendering LIBOR Loans Unlawful	40

8.4	Funding Losses	41

8.5	Right of Lenders to Fund through Other Offices	41

8.6	Discretion of Lenders as to Manner of Funding	41

8.7	Mitigation of Circumstances; Replacement of Lenders	41

8.8	Conclusiveness of Statements; Survival of Provisions	42

SECTION 9	REPRESENTATIONS AND WARRANTIES	42

9.1	Organization	42

9.2	Authorization; No Conflict	42

9.3	Validity and Binding Nature	43

9.4	Financial Condition	43

9.5	No Material Adverse Change	43

9.6	Litigation and Contingent Liabilities	43

9.7	Ownership of Properties; Liens	43

9.8	Equity Ownership; Subsidiaries	44

9.9	Pension Plans	44

9.10	Investment Company Act	45

9.11	Public Utility Holding Company Act	45

9.12	Regulation U	45

9.13	Taxes; Tax Shelter Registration	45

9.14	Solvency, etc	45

9.15	Environmental Matters	46

9.16	Insurance	46

9.17	Real Property	47

9.18	Information	47

9.19	Intellectual Property	47

9.20	Burdensome Obligations	47

9.21	Labor Matters	47

9.22	No Default	47

9.23	Subordinated Debt	47

9.24	Excluded Subsidiaries	48

SECTION 10	AFFIRMATIVE COVENANTS	48

10.1	Reports, Certificates and Other Information	48

10.2	Books, Records and Inspections	51

10.3	Maintenance of Property; Insurance	51

10.4	Compliance with Laws; Payment of Taxes and Liabilities	52

10.5	Maintenance of Existence, etc	53

10.6	Use of Proceeds	53

10.7	Employee Benefit Plans	53

10.8	Environmental Matters	53

10.9	Tax Shelter Registration	54

10.10	Further Assurances	54

SECTION 11	NEGATIVE COVENANTS	55

11.1	Debt	56

11.2	Liens	57

11.3	Restricted Payments	58

11.4	Mergers, Consolidations, Sales	59

11.5	Modification of Organizational Documents	61

11.6	Transactions with Affiliates	61

11.7	Unconditional Purchase Obligations	61

11.8	Inconsistent Agreements	62

11.9	Business Activities; Issuance of Equity	62

11.10	Investments	62

11.11	Restriction of Amendments to Certain Documents	63

11.12	Fiscal Year	64

11.13	Financial Covenants	64

11.14	Cancellation of Debt	64

11.15	Subsidiary Matters	65

SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC	65

12.1	Initial Credit Extension	65

12.2	Conditions	68

SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT	68

13.1	Events of Default	68

13.2	Effect of Event of Default	70

SECTION 14	THE AGENT	72

14.1	Appointment and Authorization	72

14.2	Reliance by Agent	73

14.3	Notice of Default	74

14.4	Credit Decision	74

14.5	Indemnification	74

14.6	Agent in Individual Capacity	75

14.7	Successor Agent	75

14.8	Collateral Matters	76

14.9	Agent May File Proofs of Claim	76

14.10	Other Agents; Arrangers and Managers	77

SECTION 15	GENERAL	77

15.1	Waiver; Amendments	77

15.2	Confirmations	78

15.3	Notices	78

15.4	Computations	78

15.5	Costs, Expenses and Taxes	79

15.6	Assignments; Participations	79

15.7	Register	81

15.8	GOVERNING LAW	81

15.9	Confidentiality	81

15.10	Severability	82

15.11	Nature of Remedies	82

15.12	Entire Agreement	82

15.13	Counterparts	83

15.14	Successors and Assigns	83

15.15	Captions	83

15.16	INDEMNIFICATION BY THE BORROWERS	83

15.17	Nonliability of Lenders	84

15.18	FORUM SELECTION AND CONSENT TO JURISDICTION	85

15.19	WAIVER OF JURY TRIAL	85

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of November 24, 2003 (this “Agreement”) is entered into among PTEK HOLDINGS, INC., a Georgia corporation (the “Company”), AMERICAN TELECONFERENCING SERVICES, LTD., a Missouri corporation (“ATS”), XPEDITE SYSTEMS, INC., a Delaware corporation (“Xpedite”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), LASALLE BANK NATIONAL ASSOCIATION (in its individual capacity, “LaSalle”), as agent for the Lenders, and BANK OF AMERICA, N.A., as documentation agent.

The Lenders have agreed to make available to the Borrowers (as hereinafter defined) a revolving credit facility (which includes letters of credit) upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

1.1 Definitions. When used herein the following terms shall have the following meanings:

Account Debtor is defined in the Guaranty and Collateral Agreement.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Additional Stock Loans – see Section 11.10(j).

Affected Loan - see Section 8.3.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Agent nor any Lender shall be deemed an Affiliate of any Related Party.

Agent means LaSalle in its capacity as agent for the Lenders hereunder and any successor thereto in such capacity.

Agent Fee Letter means the fee letter dated as of September 22, 2003 between the Borrowers and the Agent.

Agreement - see the Preamble.

Applicable Margin means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (iii) the Non-Use Fee Rate shall be the percentage set forth under the appropriate “Non-Use Fee Rate” column corresponding to Facility Usage at the end of such day, and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

Level	Total Debt to EBITDA Ratio	LIBOR Margin	Base Rate Margin	L/C Fee Rate
I	Greater than 2.00:1	2.50%	1.00%	2.50%

II	Greater than 1.50:1 but less than or equal to 2.00:1	2.25%	0.75%	2.25%

III	Greater than 1.00:1 but less than or equal to 1.50:1	2.00%	0.50%	2.00%

IV	Less than or equal to 1.00:1	1.75%	0.25%	1.75%

		Non-Use Fee Rate
Level	Total Debt to EBITDA Ratio	Facility Usage greater than or equal to 50%	Facility Usage greater than or equal to 25% but less than 50%	Facility Usage less than 25%
I	Greater than 2.00:1	0.375%	0.425%	0.475%

II	Greater than 1.50:1 but less than or equal to 2.00:1	0.375%	0.425%	0.475%

III	Greater than 1.00:1 but less than or equal to 1.50:1	0.300%	0.350%	0.400%

IV	Less than or equal to 1.00:1	0.250%	0.300%	0.350%

The LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the earlier of the day the Company provides or is required to provide the annual and quarterly financial statements and other information pursuant Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Company fails to deliver such financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction in any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; and (c) the initial Applicable Margin on the Closing Date shall be based on Level II until the date on which the financial statements and Compliance Certificate have been delivered for the Fiscal Quarter ending December 31, 2003; provided, however, the Non-Use Fee Rate shall be equal to 0.375% until the first anniversary of the Closing Date.

Asset Disposition means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Related Party to any Person (other than a Related Party) of any asset or right of such Related Party (including the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Related Party) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 180 days with another asset performing the same or a similar function, (b) the sale or lease of inventory in the ordinary course of business, and (c) other Dispositions in any Fiscal Year the Net Cash Proceeds of which do not in the aggregate exceed $500,000.

Assignee - see Section 15.6.1.

Assignment Agreement - see Section 15.6.1.

ATT Agreement means that certain Settlement Agreement dated as of October 20, 2003 by and among the Company, EasyLink Services Corporation and AT&T Corp, as amended, modified or otherwise supplemented from time to time.

Attorney Costs means, with respect to any Person, all actual out-of-pocket fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person (if any), all actual reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and a Lender or its Affiliates in connection with any of the Bank Products.

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Agent or any Lender as a result of the Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

Bank Products means any service or facility extended to any Loan Party by any Lender or the Agent or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

Base Rate means, at any time, the greater of (a) the Federal Funds Rate plus 0.5% and (b) the Prime Rate.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Base Rate Margin - see the definition of Applicable Margin.

Borrowers means, collectively, the Company, ATS, Xpedite and each other Person that becomes a Borrower under this Agreement pursuant to a Joinder Agreement, and Borrower means any of the Borrowers.

Business Day means any day on which LaSalle is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company and its Subsidiaries, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

Cash Collateralize means to deliver cash collateral to the Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation in form and substance, and in an amount, satisfactory to the Agent. Derivatives of such term have corresponding meanings.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Agent.

Change of Control means the occurrence of any of the following events: (a) any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 35% of the total voting power of all classes then outstanding of the Company’s voting stock, or acquire the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Company, through beneficial ownership of the capital stock of the Company or otherwise; (b) the Company shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each Subsidiary except as otherwise specifically noted on Schedule 11.10 for minority interests in effect on the date hereof and minority interests required under local law for foreign jurisdictions, or unless either (i) a Subsidiary is merged into another Subsidiary or (ii) a Subsidiary is sold in accordance with Section 11.4; (c) a “Change of Control” shall occur, as such term is defined under (i) the 2004 Indenture, or (ii) the 2008 Indenture, or (d) Premiere Ireland shall cease to own and control, directly and beneficially, all of the issued and outstanding Capital Securities of Premiere Australia.

Closing Date - see Section 12.1.

Code means the Internal Revenue Code of 1986.

Collateral means all assets of the Company and its Subsidiaries in which a Lien has been granted to the Agent for the benefit of the Lenders pursuant to the Collateral Documents to secure the payment and performance of Obligations.

Collateral Documents means, collectively, the Guaranty and Collateral Agreement, each Pledge Agreement, each Perfection Certificate, each control agreement and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants or purports to grant collateral to the Agent for the benefit of the Lenders to secure the payment and performance of any Obligations or otherwise relates to any Collateral.

Commitment means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Lender’s commitment to make Loans is set forth on Annex A.

Company - see the Preamble.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period.

Consolidated Net Worth means, as of any date, the sum of the amounts that would be shown on a consolidated balance sheet of the Company and its Subsidiaries at such date for (i) capital stock, (ii) capital surplus and (iii) retained earnings, all as determined on a consolidated basis in accordance with GAAP.

Consolidated Tangible Assets means, with respect to any Person at any date of determination thereof, (i) Consolidated Total Assets of such Person on that date, less (ii) all assets of such Person and its consolidated Subsidiaries as are properly classified as intangible assets in accordance with GAAP, including customer lists, goodwill, copyrights, trade names, trademarks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

Consolidated Total Assets means, with respect to any Person as of any date, the assets and properties of such Person and its Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP.

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

Controlled Group means the Related Parties and all other members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with any of the Related Parties, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Debt of any Person means, without duplication, (a) all indebtedness of such Person, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person and (i) all Debt of any partnership of which such Person is a general partner.

Debt to be Repaid means Debt listed on Schedule 12.1.

Designated Senior Indebtedness means, collectively, all “Designated Senior Indebtedness” (as such term is defined in the 2004 Indenture) and “Designated Senior Indebtedness” (as such term is defined in the 2008 Indenture).

Designated Proceeds - see Section 6.2.2(a).

Designated Officers means the officers listed on Schedule 1.1A.

Dollar and the sign “$” mean lawful money of the United States of America.

Easylink Note means that certain Amended and Restated Promissory Note dated as of September 1, 2003 made by EasyLink Services Corporation in favor of the Company, as amended, modified or otherwise supplemented from time to time.

EasyLink Shares means those certain class A shares, par value $.01 per share, of EasyLink Services Corporation acquired by the Company pursuant to that Share Purchase Agreement dated as of February 27, 2003 by and between the Company and AT&T Corp. in connection with the transactions contemplated by the ATT Agreement.

EBITDA means, for any period, Consolidated Net Income for such period, minus, for any period, an amount equal to the amount of cash payments made during such period for amounts or items included in the Lease Severance Charge, plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period and excluding the following (without duplication) to the extent the same are included in the determination of Consolidated Net Income: (i) gains from Asset Dispositions (ii) expenses and premiums incurred on or after the Closing Date in connection with the redemption or repurchase of the 2004 Subordinated Debt to the extent that the aggregate amount of such expenses and premiums does not exceed $500,000, (iii) expenses (including losses), premiums and gains incurred prior to the Closing Date in connection with the redemption or repurchase of the 2004 Subordinated Debt or the 2008 Subordinated Debt, (iv) non-cash expenses associated with the issuance and vesting of equity based compensation awards to employees, officers, directors or independent contractors (whether in the form of restricted stock, stock options or warrants but excluding phantom stock and stock appreciation and comparable plans) but only to the extent that cash payments are not required to be made by the Company or any Subsidiary in connection therewith, (v) non-cash charges for impairment of assets under FAS 142 and FAS 144, (vi) non-cash gains and credits, (vii) extraordinary and other gains, (viii) non-cash losses, (ix) extraordinary cash losses but only to the extent the aggregate amount thereof for any period does not exceed the aggregate amount (without duplication) of clauses (v) and (vi) of this definition for such period, and (x) the Lease Severance Charge.

EBITDAR means, for any period, EBITDA plus Rental Expense for such period.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974.

Event of Default means any of the events described in Section 13.1.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Excluded Subsidiary means any Subsidiary of the Company that (a) does not hold or license any material or significant intellectual property, (b) does not at any time hold more than 1% of all Consolidated Tangible Assets of the Company and its Subsidiaries, (c) does not at any time, together with all other Excluded Subsidiaries as determined on an aggregate basis, hold more than 5% of Consolidated Tangible Assets of the Company and its Subsidiaries (the “5% CTA Determination”), and (d) is designated on Schedule 9.24 as an Excluded Subsidiary or hereafter is designated by the Company in a notice to the Agent and the Lenders as an “Excluded Subsidiary”. No Subsidiary existing on the Closing Date, which is not listed on Schedule 9.24 as an Excluded Subsidiary on the Closing Date, may be designated as an Excluded Subsidiary after the Closing Date, and (ii) no Subsidiary created or acquired after the Closing Date, which is not designated as an Excluded Subsidiary by notice to the Agent and the Lenders on or before five (5) Business Days following date of such creation or acquisition, may be designated as an Excluded Subsidiary after such creation or acquisition. Notwithstanding the foregoing (i) Premiere Australia shall be deemed to be an Excluded Subsidiary and excluded from the 5% CTA Determination so long as the aggregate amount of its Consolidated Tangible Assets does not exceed 5% of all Consolidated Tangible Assets of the Company and its Subsidiaries, and (ii) prior to December 31, 2004 Xpedite England, Xpedite France and Xpedite Germany shall be deemed to be Excluded Subsidiaries so long as (X) Xpedite England Holdco, Xpedite France Holdco and Xpedite Germany Holdco, respectively, own directly and beneficially all of Xpedite England’s, Xpedite France’s and Xpedite Germany’s respective issued and outstanding Capital Securities, and (Y) none of Xpedite England Holdco, Xpedite France Holdco and Xpedite Germany Holdco have any Debt, liabilities or other obligations (other than to an Obligor, in the case of Xpedite Germany Holdco, to Xpedite Germany), except in each case a dollar equivalent not to exceed $100,000 in the aggregate as to any such Person; provided, however, on the date on which any of Xpedite England, Xpedite France and Xpedite Germany shall become a direct, first-tier subsidiary of Xpedite Worldwide and the provisions of Section 10.10 of this Agreement have been met as to such Person (including without limitation the receipt by the Agent of a first priority perfected Lien in 65% of the Capital Securities of such Person) then such Person shall cease to be an Excluded Subsidiary and shall instead become a Pledged Subsidiary and the provisions of clause (X) above shall cease to be applicable as to such Person.

Excluded Taxes means taxes based upon, or measured by, a Lender’s or Agent’s (or a branch of a Lender or Agent) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or Agent is organized, (b) in a jurisdiction which such Lender’s or Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.

Existing Letters of Credit means the Letters of Credit set forth on Schedule 1.1B hereto.

Facility Usage means, as at the time of determination, the ratio of (i) Revolving Outstandings to (ii) the Revolving Commitment Amount, expressed as a percentage.

Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent. The Agent’s determination of such rate shall be binding and conclusive absent manifest error.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2003”) refer to the Fiscal Year ending on December 31 of such calendar year.

Fixed Charge Coverage Ratio means, for any Computation Period, the ratio for the Company and its Subsidiaries of (a) the total for such period of EBITDAR minus the sum of all unfinanced Capital Expenditures to (b) the sum for such period of (i) income taxes paid, net of income tax refunds received, in cash, plus (ii) cash Interest Expense, plus (iii) required payments of principal of Debt (excluding the 2004 Subordinated Debt and mandatory prepayment pursuant to Section 6.2.2), plus (iv) Rental Expense, all as determined on a consolidated basis in accordance with GAAP.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

Group - see Section 2.2.1.

Guaranty and Collateral Agreement means the Guaranty and Collateral Agreement dated as of the date hereof executed and delivered by one or more of the Obligors, together with any joinders thereto and any other guaranty and collateral agreement executed by an Obligor, in each case in form and substance satisfactory to the Agent and as amended, modified or supplemented from time to time.

Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to any Environmental Law.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Indemnified Liabilities - see Section 15.16.

Interest Expense means, for any period, the sum of (a) consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases), and (b) the Make-Whole Amount.

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) the Company may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date.

Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or equity security (including through issuance of any debt or equity security), by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

Issuing Lender means LaSalle, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of LaSalle that may from time to time issue Letters of Credit, and their successors and assigns in such capacity.

Joinder Agreement means a Joinder Agreement in the form of annexed Exhibit C, or in such other form that may be satisfactory in form and substance to the Agent.

LaSalle - see the Preamble.

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of letter of credit requested.

L/C Fee Rate - see the definition of Applicable Margin.

Lease Severance Charge means the extraordinary charge made in September, 2003 for lease termination and severance costs in an aggregate amount not to exceed $9,600,000.

Lender - see the Preamble. References to the “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that LaSalle (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

Lender Party - see Section 15.16.

Letter of Credit - see Section 2.1.2.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Margin - see the definition of Applicable Margin.

LIBOR Office means, with respect to any Lender, the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which Dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore Dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Agent in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period, or as the LIBOR Rate is otherwise determined by the Agent in its sole and absolute discretion. The Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Collateral Documents, and all documents, instruments and agreements delivered in connection with the foregoing.

Loan Parties means, collectively, Obligors and each other Person that has entered into a Pledge Agreement, and Loan Party means any thereof.

Loan or Loans means one or more Revolving Loans.

Mandatory Prepayment Event - see Section 6.2.2(a).

Margin Stock means any “margin stock” as defined in Regulation U.

Make-Whole Amount means the sum of the aggregate amount of the Interest Make-Whole Payment (as such term is defined in the 2008 Indenture) due under the terms of the 2008 Subordinated Debt and paid in cash in connection with the conversion of the 2008 Subordinated Debt to common stock of the Company, and the aggregate amount of standby underwriting fees paid in connection with such conversion.

Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Lender at such time.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Borrowers, the Loan Parties or Related Parties, in each case taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under the Loan Documents in any material respect or (c) a material adverse effect upon any substantial portion of the Collateral or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability.

Net Cash Proceeds means:

(a)	with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Related Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans), and (iv) the amount reinvested in an Acquisition permitted by Section 11.4, provided that such reinvestment occurs within 180 days of such Asset Disposition.

(b)	with respect to any issuance of Debt, the aggregate cash proceeds received by any Related Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

Non-U.S. Participant - see Section 7.6(d).

Non-Use Fee Rate - see the definition of Applicable Margin.

Note means a promissory note substantially in the form of Exhibit A.

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation—see Section 2.2.3.

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliate, and all Bank Product Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

Obligors means, collectively, Borrowers and each other Person that has entered into the Guaranty and Collateral Agreement, and Obligor shall mean any thereof.

Operating Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person, other than any Capital Lease.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Participant—see Section 15.6.2.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Perfection Certificate means each perfection certificate executed and delivered to the Agent by one or more of the Related Parties.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Pledge Agreements means, collectively, each Pledge Agreement dated as of the date hereof and executed and delivered by one or more of the Loan Parties, together with any joinders thereto and any other pledge agreement executed by a Loan Party in each case in form and substance satisfactory to the Agent and as amended, modified or supplemented from time to time, and Pledge Agreement shall mean any thereof.

Pledged Subsidiaries means all Subsidiaries other than Excluded Subsidiaries, and Pledged Subsidiary means any thereof.

Premiere Australia means Premiere Conferencing PTY Limited, an Australian corporation.

Premiere Ireland means Premiere Conferencing (Ireland) Limited, an Irish corporation.

Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Agent as its prime rate (whether or not such rate is actually charged by the Agent), which is not intended to be the Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Agent shall not be obligated to give notice of any change in the Prime Rate.

Pro Forma Basis means, for the purpose of calculating pro forma compliance with each of the financial covenants set forth in Section 11.13 in respect of a proposed Restricted Payment or Restricted Transaction, that such Restricted Payment or Restricted Transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such Restricted Payment or Restricted Transaction with respect to which the Agent and the Lenders received the financial statements and officer’s certificates required to be delivered pursuant to this Agreement, as applicable. For purposes of any such calculation of the financial covenants set forth in Section 11.13 in respect of a Restricted Payment or Restricted Transaction: (a) any Debt incurred by any Related Party in connection with such Restricted Payment or Restricted Transaction (i) shall be deemed to have been incurred as of the first day of the applicable period and (ii) if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination; and (b) income statement items (whether positive or negative) attributable to the Capital Securities or Property acquired in any Restricted Transaction shall be included to the extent relating to the relevant period (i.e., the actual results of operations of such Person or business unit or division for the Computation Period preceding the date of determination, as if such Person or business unit or division had been acquired (and any related Debt had been incurred) on the first day of such Computation Period).

Pro Rata Share means, with respect to any Lender, (x) prior to the Revolving Commitment Amount being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment Amount, by (ii) the aggregate Revolving Commitment Amount of all Lenders and (y) from and after the time the Revolving Commitment Amount has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings by (ii) the aggregate unpaid principal amount of all Revolving Outstandings.

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Related Parties means, collectively, the Company and its Subsidiaries, whether now existing or hereafter arising, and Related Party means any thereof.

Rental Expense means, with respect to any Person, for any period, the aggregate amount of all rental payments and other payments (whether for tax, operating or other expenses) under Operating Leases made (or scheduled to be made) by such Person for such period.

Replacement Lender - see Section 8.7(b).

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Required Lenders means, at any time, Lenders whose Pro Rata Shares exceed 66 2/3% as determined pursuant to the definition of “Pro Rata Share”.

Restricted Payment - see Section 11.3.

Restricted Transaction- see Section 11.4.

Revolving Commitment Amount means $60,000,0000 as reduced from time to time pursuant to Section 6.1.

Revolving Loan - see Section 2.1.1.

Revolving Loan Availability means the Revolving Commitment Amount less the Revolving Outstandings.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Senior Debt means all Debt of the Company and its Subsidiaries other than Subordinated Debt.

Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, an executive vice president, the chief operating officer or the treasurer of such Loan Party.

Small Acquisition means an Acquisition with respect to which the aggregate consideration (including without limitation all assumed liabilities) is less than $250,000.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Subordinated Debt means, collectively, the 2004 Subordinated Debt and the 2008 Subordinated Debt.

Subordinated Debt Documents means the 2004 Indenture, the 2008 Indenture, all notes issued pursuant to such Indentures and all other documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by the Agent.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

Termination Date means the earlier to occur of (a) November 24, 2006 or (b) such other date on which the Commitments terminate pursuant to Section 6 or 13.

Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Company or any other member of the Controlled Group from such Pension Plan during a plan year in which Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

Total Debt means all Debt of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, excluding (a) Hedging Obligations, and (b) contingent obligations in respect of undrawn letters of credit.

Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio for the Company and its Subsidiaries of (a) Total Debt as of such day to (b) EBITDA (adjusted on a pro forma basis for any Acquisition occurring during the Computation Period so that income statement items (whether positive or negative) attributable to any Capital Securities or Property acquired in any Acquisition shall be included on a pro forma basis for the Computation Period, as if such Acquisition had occurred on the first day of the Computation Period) for the Computation Period ending on such day, all as determined on a consolidated basis in accordance with GAAP.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

2004 Indenture means that certain Indenture dated as of June 15, 1997 between the Company, formerly known as Premiere Technologies, Inc., a Georgia corporation, and IBJ Schroder Bank & Trust Company, as trustee for the benefit of the holders of the 2004 Subordinated Debt, and all amendments and modifications thereof prior to the date hereof or permitted hereunder.

2004 Subordinated Debt means the indebtedness evidenced by those certain 5 3/4% Subordinated Convertible Notes due July 1, 2004 issued by the Company in the original principal amount of $172,500,000 pursuant to the 2004 Indenture.

2008 Indenture means that certain Indenture dated as of August 12, 2003 between the Company and SunTrust Bank, as trustee for the benefit of the holders of the 2008 Subordinated Debt, and all amendments and modifications thereof prior to the date hereof or permitted hereunder.

2008 Subordinated Debt means the indebtedness evidenced by those certain 5% Subordinated Convertible Notes due August 15, 2008 issued by the Company in the original principal amount of $85,000,000 pursuant to the 2008 Indenture.

type - see Section 2.2.1.

UCC is defined in the Guaranty and Collateral Agreement.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Withholding Certificate - see Section 7.6(d).

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

Xpedite England means Xpedite Systems Limited, an English corporation.

Xpedite England Holdco means Xpedite Systems Holdings (UK) Limited, an English corporation.

Xpedite France means Xpedite Systems S.A., a French corporation.

Xpedite France Holdco means Xpedite Systems Participation EURL, a French corporation.

Xpedite Germany means Xpedite Systems GmbH, a German corporation.

Xpedite Germany Holdco means Xpedite Holdings GmbH, a German corporation.

Xpedite Worldwide means Xpedite Systems Worldwide, Inc., a Delaware corporation.

1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Agent or the Lenders merely because of the Agent’s or Lenders’ involvement in their preparation.

(h) Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Company’s independent public accountants) with the most recent audited consolidated financial statement of the Company delivered pursuant to Section 10.1.1; provided, that if the Company notifies the Agent that the Borrowers wish to amend any covenant in Section 11.13 to eliminate the effect of any change in GAAP after December 31, 2002 on the operation of such covenant (or if the Agent notifies the Borrowers that the Required Lenders wish to amend Section 11.13 for such purpose), then the Borrowers’ compliance with such covenants shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Required Lenders. Neither the Agent nor any Lender will charge an amendment fee for any such amendment, the sole purpose of which is to reflect changes in GAAP occurring after the Closing Date.

SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in Letters of Credit for the account of, the Borrowers as follows:

2.1.1 Revolving Loan Commitment. Each Lender agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as the Company may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed the Revolving Commitment Amount. All Borrowers shall be jointly and severally liable for the Revolving Loans and all other Obligations.

2.1.2 L/C Commitment. Subject to Section 2.3.1, the Issuing Lender agrees to issue Letters of Credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of one or more of the Borrowers from time to time before the date which is 30 days prior to the scheduled Termination Date (or any date prior to the scheduled Termination Date so long as such Letters of Credit are Cash Collateralized) and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $15,000,000 and (b) the Revolving Outstandings shall not at any time exceed the Revolving Commitment Amount.

2.2 Loan Procedures.

2.2.1 Various Types of Loans. Each Revolving Loan shall be divided into tranches which are either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Company shall specify in the related Notice of Borrowing or Notice of Conversion/Continuation pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than ten (10) different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans. Notwithstanding the foregoing or any other provision of this Agreement, the Company may not select any Interest Period for a LIBOR Loan which is longer than one month prior to the earlier of (x) 90 days after the Closing Date and (y) the date that the Agent notifies the Company that it has completed its primary syndication of the Loans and the Commitments.

2.2.2 Borrowing Procedures. The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Lender thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Agent at the office specified by the Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Agent has not received written notice that the conditions precedent set forth in Section 12 with respect to such borrowing have not been satisfied, the Agent shall pay over the funds received by the Agent to the Borrowers designated by the Company or, in absence of such designation, to or as directed by the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $500,000 and an integral multiple of $100,000, and each LIBOR borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $500,000.

2.2.3 Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Agent in accordance with clause (b) below:

(A) elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000) into Loans of another type; or

(B) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $1,000,000 and an integral multiple of $500,000.

(b) The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(A) the proposed date of conversion or continuation;

(B) the aggregate amount of Loans to be converted or continued;

(C) the type of Loans resulting from the proposed conversion or continuation; and

(D) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c) If, upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d) The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

(e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.3 Letter of Credit Procedures.

2.3.1 L/C Applications. The Borrowers shall execute and deliver to the Issuing Lender the Master Letter of Credit Agreement from time to time in effect and the Borrowers shall be jointly and severally liable thereunder for any Letter of Credit issued for the account of any one or more of the Borrowers. The Company shall give notice to the Agent and the Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three (3) Business Days (or such lesser number of days as the Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by a Borrower and in all respects satisfactory to the Agent and the Issuing Lender, together with such other documentation as the Agent or the Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be, except as to any Existing Letter of Credit, later than the earlier to occur of (x) one year after the date of issuance thereof and (y) twenty-five days prior to the scheduled Termination Date (and any such Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods which shall in no event extend beyond the foregoing limitations)) and whether such Letter of Credit is to be transferable in whole or in part. So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date. The Issuing Lender shall promptly advise the Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof, except that certain of the Existing Letters of Credit have an expiration date that occurs after the scheduled Termination Date. Thirty (30) days prior to the scheduled Termination Date, the Borrowers shall immediately, jointly and severally, Cash Collateralize all Letters of Credit. Any cash collateral delivered hereunder shall be held by the Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Agent to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

2.3.2 Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the Borrowers’ reimbursement obligations with respect thereto. If the Borrowers do not pay any reimbursement obligation when due, the Company shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. The Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2 and Section 12.2 or otherwise such Lender shall make available to the Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by the Agent to the Issuing Lender for the account of the Company in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender’s “participation” therein. The Issuing Lender hereby agrees, upon request of the Agent or any Lender, to deliver to the Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Agent or such Lender may reasonably request.

2.3.3 Reimbursement Obligations. (a) The Borrowers hereby jointly and severally and unconditionally and irrevocably agree to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the Borrowers therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%. The Issuing Lender shall notify the Company and the Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify the Company shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.

(b) The Borrowers’ joint and several reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by the Agent or any Lender (excluding any Lender in its capacity as the Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Agent or any Lender to the Borrowers, or relieve the Borrowers of any of their obligations hereunder to any such Person.

2.3.4 Funding by Lenders to Issuing Lender. If the Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) the Borrowers have not reimbursed the Issuing Lender in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with Section 2.3.2 or (c) any reimbursement received by the Issuing Lender from any Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Borrower or otherwise, each other Lender shall be obligated to pay to the Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Borrowers under Section 2.3.3), and, upon notice from the Issuing Lender, the Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Agent in immediately available funds for the Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Agent for the Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to the Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

2.4 Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5 Certain Conditions. Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

2.6 Joint and Several. (a) The obligations of Borrowers under this Agreement and the Loan Documents shall be joint and several and, to the fullest extent permitted by applicable law, shall not be affected by (i) the failure of Agent, any Lender, or any of their successors or assigns, or any holder of the Notes or any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against any other Borrower or the Collateral or otherwise, (ii) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Person with respect thereto, (iii) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property, (iv) the invalidity or unenforceability of any of the Obligations as against any other Borrower, any other guarantor thereof or any other Person, and (v) any other act, matter or thing which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of Borrowers.

(b) To the fullest extent permitted by applicable law and except to the extent that any of the following are expressly required by the provisions of any of the Loan Documents, each Borrower hereby waives (i) presentment, demand for payment and protest of nonpayment of any of the Obligations, and notices of protest, dishonor or nonperformance, (ii) notice of any Event of Default or Unmatured Event of Default or Agent’s or any Lender’s inability to enforce performance of the other Borrowers’ obligations to any holder of Obligations, (iii) demand for performance or observance of, and any enforcement of any provision of, or any pursuit or exhaustion of rights or remedies with respect to any security for the Obligations or against the other Borrowers or any other Loan Party or guarantor of, the Obligations pursuant to this Agreement or any other Loan Document or otherwise, and any requirements of diligence or promptness on the part of any Lender or any holder of the Obligations in connection therewith, (iv) any action or nonaction on the part of Agent or any Lender or any holder of Obligations which may impair or prejudice the rights of any Borrower, including without limitation subrogation rights or rights to obtain exoneration, contribution, indemnification or any other reimbursement or compensation from any other Borrower, any other guarantor or Borrowers in respect of the Obligations or any other Person, (v) failure or delay to perfect or continue the perfection of any security interest in any Collateral, (vi) any action which harms or impairs the value of, or any failure to preserve or protect the value of, any Collateral, (vii) any defense based upon an election of remedies by Agent or any Lender or the holders of the Obligations, (viii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (ix) any and all demands and notices of every kind and description, including notice of the creation of any of the Obligations, with respect to the foregoing or which may be required to be given by any statute or rule of law and (x) all defenses (other than indefeasible payment in full) which any Borrower may now or hereafter have to the payment of the Obligations which could otherwise be asserted by such Borrower. In addition to the defenses referred to above which have been expressly waived hereunder, each Borrower waives all other defenses (other than indefeasible payment in full) which it may now or hereafter have to the payment by it of the Obligations. No delay or omission on the part of Agent or any Lender or any holder of any Obligation or with respect to the Collateral shall operate as a waiver or relinquishment of such right. No action which Agent or any Lender, the holder of any Obligation, any Borrower or any other Loan Party may take or refrain from taking with respect to the Obligations, including any amendments thereto or modifications thereof or waivers with respect thereto, shall affect the provisions of this Agreement or the obligations of Borrowers hereunder. None of the rights of Agent or any Lender or of any holder of any Obligation shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any of them or any Borrower or any other Loan Party, by any noncompliance by any Borrower with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which Agent or any Lender or any holder of the Obligations may have or otherwise be charged with. Each Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of, and does hereby covenant not to assert, any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of this Agreement or any other Loan Document or the Obligations. Each Borrower’s obligations under this Section 2.6 shall not be affected by the invalidity or unenforceability of any of the Obligations as against the other Borrowers, any other guarantor thereof or any other Person. For purposes of this Section 2.6, the Obligations shall be due and payable when and as the same shall be so due and payable under the terms of any Loan Document, notwithstanding the fact that the collection or enforcement thereof may be stayed or enjoined under Title 11 of the United States Code, as from time to time in effect, or other applicable law, regulation or order.

(c) To the fullest extent permitted by applicable law, each Borrower hereby grants to Agent full power in its uncontrolled discretion, without notice to such Borrower, such notice being hereby expressly waived, and without in any way affecting the joint and several liability of such Borrower under this Agreement:

(i) To waive compliance with, and any Event of Default or Unmatured Event of Default under, and to consent to any amendment to or modification of any term or provision of, or to give any waiver in respect of, any other Loan Document, the Collateral, the Obligations or any guarantee thereof (each as from time to time in effect);

(ii) To grant any one or more extensions or renewals of the Obligations (for any period, no matter how long), or any total or partial release (by operation of law or otherwise), discharge, compromise or settlement with respect to the obligations of any Borrower or any other Person in respect of the Obligations, whether or not rights against the other Borrowers under this Section 2.6 are reserved in connection therewith;

(iii) To take security in any form for the Obligations, and to the extent permitted in any security agreement to consent to (A) the addition to, (B) the substitution, exchange, surrender, release or other disposition of, or (C) deal in any other manner with, all or any part of any property contained in the Collateral whether or not the property, if any, received upon the exercise of such power shall be of a character or value the same as or different from the character or value of any property disposed of, and to obtain, modify or release any present or future guarantees of the Obligations and at any time after the occurrence and during the continuance of an Event of Default to proceed against any of the Collateral or such guarantees in any order;

(iv) To, at any time after the occurrence and during the continuance of an Event of Default, collect or liquidate any of the Obligations or the Collateral in any manner or to refrain from collecting or liquidating any of the Obligations or the Collateral; and

(v) To extend credit under this Agreement or any other Loan Document, or otherwise, in such amount as Agent or any Lender may determine, even though the condition of Borrowers (financial or otherwise on an individual or consolidated basis) may have deteriorated since the date hereof.

(d) Each Borrower acknowledges and agrees that it has made such investigation as it deems desirable of the risks undertaken by such Borrower in entering into this Agreement and is fully satisfied that it understands all such risks. Each Borrower hereby waives any obligation which may now or hereafter exist on the part of Agent or any Lender or any holder of any Obligation to inform such Person of the risks being undertaken by entering into this Agreement or of any changes in such risks and, from and after the date hereof, each Borrower undertakes to keep itself informed of such risks and any changes therein. Further, each Borrower hereby expressly waives any duty which may now or hereafter exist on the part of Agent or any Lender or any holder of any Obligation to disclose to such Borrower any matter related to the business, operations, character, collateral, credit or condition (financial or otherwise) of any Related Party (including the other Borrowers) or Affiliates or its or their properties or management, whether now or hereafter known by any one or more of Agent and Lenders or any holder of any Obligation. Each Borrower represents, warrants and agrees that it assumes sole responsibility for obtaining from each other Borrower all information concerning this Agreement and all other Loan Documents and all other information as to any other Loan Party and Affiliates or their properties or management or anything relating to any of the above as such Borrower deems necessary or desirable.

(e) Each Borrower hereby covenants and agrees that (i) it will not enforce or otherwise exercise any rights of reimbursement, subrogation, contribution or other similar rights with respect to the Obligations against any Person, including without limitation any other guarantor of the Obligations or the other Borrowers, prior to the payment in full of the Obligations and the termination of the Commitments hereunder, and (ii) all Indebtedness, claims and Obligations now or hereafter owing by the other Borrowers to such Borrower are hereby subordinated to the prior payment in full of the Obligations and are so subordinated as a claim against the other Borrowers or any of their assets, whether such claim be in the ordinary course of business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy, so that no payment with respect to any such Indebtedness, claim or liability will be made or received while any of the Obligations (including Obligations relating to Letters of Credit) are outstanding or prior to the termination of Lenders’ commitments hereunder.

SECTION 3 EVIDENCING OF LOANS.

3.1 Notes. The Loans of each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender’s Commitment.

3.2 Recordkeeping. The Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrowers hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4 INTEREST.

4.1 Interest Rates. Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

(b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of monetary Obligations not bearing interest, such monetary Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4, such increase shall occur automatically.

4.2 Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3 Setting and Notice of LIBOR Rates. The applicable LIBOR Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Company and each Lender. Each determination of the applicable LIBOR Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Agent in determining any applicable LIBOR Rate hereunder.

4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5 FEES.

5.1 Non-Use Fee. Borrowers jointly and severally agree to pay to the Agent for the account of each Lender a non-use fee, for the period from the Closing Date to the Termination

Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the unused amount of the Revolving Commitment Amount. For purposes of calculating usage under this Section, the Revolving Commitment Amount shall be deemed used to the extent of Revolving Outstandings. Such non-use fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2 Letter of Credit Fees. (a) Borrowers jointly and severally agree to pay to the Agent for the account of each Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b) In addition, with respect to each Letter of Credit, Borrowers jointly and severally agree to pay to the Issuing Lender, for its own account, (i) such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by the Company and the Issuing Lender.

5.3 Agent’s Fees. Borrowers jointly and severally agree to pay to the Agent such agent’s fees as are mutually agreed to from time to time by the Company and the Agent including the fees set forth in the Agent Fee Letter.

SECTION 6 REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT AMOUNT; PREPAYMENTS.

6.1 Reduction or Termination of the Revolving Commitment Amount.

6.1.1 Voluntary Reduction or Termination of the Revolving Commitment Amount. The Company may from time to time on at least five (5) Business Days’ prior written notice received by the Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment Amount to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $1,000,000. Concurrently with any reduction of the Revolving Commitment Amount to zero, Borrowers shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.2 Mandatory Reductions of Revolving Commitment Amount. On the date of any Mandatory Prepayment Event, the Revolving Commitment Amount shall be permanently reduced by an amount (if any) equal to the Designated Proceeds of such Mandatory Prepayment Event.

6.1.3 All Reductions of the Revolving Commitment Amount. All reductions of the Revolving Commitment Amount shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.2 Prepayments.

6.2.1 Voluntary Prepayments. Borrowers may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $1,000,000 or a higher integral multiple of $500,000.

6.2.2 Mandatory Prepayments.

(a) Borrowers jointly and severally agree to make a prepayment (subject to the provisions of Section 6.2.2(b)) on the Revolving Loans upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):

(i)	the receipt by any Related Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds;

(ii)	concurrently with the receipt by any Related Party of any Net Cash Proceeds from any issuance of any Debt of any Related Party (other than Debt permitted by Section 11.1 hereof), in an amount equal to 100% of such Net Cash Proceeds.

(b) If on any day on which the Revolving Commitment Amount is reduced pursuant to Section 6.1.2 the Revolving Outstandings exceeds the Revolving Commitment Amount, Borrowers jointly and severally agree to immediately prepay Revolving Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

6.3 Manner of All Prepayments. Each voluntary partial prepayment shall be in a principal amount of $1,000,000 or a higher integral multiple of $500,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

6.4 Repayments of Revolving Loans. The Revolving Loans of each Lender shall be paid in full and the Revolving Commitment Amount shall terminate on the Termination Date.

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments. All payments of principal of or interest on the Notes, and of all fees, shall be made by Borrowers to the Agent in immediately available funds at the office specified by the Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the following Business Day. The Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Agent for the account of such Lender. All payments under Section 8.1 shall be made by Borrowers directly to the Lender entitled thereto without setoff, counterclaim or other defense.

7.2 Application of Certain Payments. So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Unmatured Event of Default or Event of Default, all amounts collected or received by the Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as the Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Agent shall advise such Lender as to the application of such payment.

7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4 Setoff. Borrowers agree that the Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each Borrower agrees that at any time any Event of Default exists, the Agent and each Lender may apply to the payment of any Obligations of any Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of each Borrower then or thereafter with the Agent or such Lender.

7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 8.7 or Section 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of

Credit) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6 Taxes.

(a) All payments made by Borrowers hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by Borrowers free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b) If any Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, Borrowers shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or the Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent any Borrower withholds any Taxes on payments hereunder or under any Loan Document, Borrowers jointly and severally agree to pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c) If any Lender or the Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or the Agent with respect to amounts received or receivable hereunder or under any other Loan Document, Borrowers jointly and severally agree to indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or the Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d) (i) To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of section 7701(a)(30) of the Code (a “Non-U.S. Participant”) shall deliver to the Company and the Agent on or prior to the Closing Date (or in the case of a

Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or on any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Sections 871(h) or 881(c) of the Code, the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Company and the Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or on any Loan.

(ii) Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company and the Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as a result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Company and the Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.

(iii) Borrowers shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with this Section 7.6(d).

SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1 Increased Costs. (a) If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), Borrowers jointly and severally agree to pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

(b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Agent), Borrowers jointly and severally agree to pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

8.2 Basis for Determining Interest Rate Inadequate or Unfair. If

(a) the Agent reasonably determines (which determination shall be binding and conclusive on Borrowers absent manifest error) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b) the Required Lenders advise the Agent that the LIBOR Rate as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

8.3 Changes in Law Rendering LIBOR Loans Unlawful. If any change in, or the adoption of, any new law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4 Funding Losses. Borrowers hereby agree that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Agent), Borrowers jointly and severally will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of Borrowers to borrow, convert or continue any Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation pursuant to this Agreement. For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrowers to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7 Mitigation of Circumstances; Replacement of Lenders. (a) Each Lender shall promptly notify the Company and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrowers to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrowers of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b) If Borrowers become obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Company may designate another bank which is acceptable to the Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9 REPRESENTATIONS AND WARRANTIES.

To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, each Borrower hereby jointly with the other Borrowers and severally represents and warrants to the Agent and the Lenders that:

9.1 Organization. Each such Borrower is a corporation validly existing and in good standing under the laws of the state of its organization set forth in the preamble hereto, or in the case of any Person becoming a Borrower after the date hereof, the preamble of the Joinder Agreement initially entered into by such Borrower; each other Subsidiary is validly existing and in good standing under the laws of the jurisdiction of its organization; and each Subsidiary is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

9.2 Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, each Borrower is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by Borrowers hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Company or any of its Subsidiaries or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Agent created pursuant to the Collateral Documents).

9.3 Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4 Financial Condition. The audited consolidated financial statements of the Company and its Subsidiaries as at December 31, 2002 and the unaudited consolidated financial statements of the Company and the Subsidiaries as at June 30, 2003, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended. The Obligations are Designated Senior Indebtedness under each of the 2004 Indenture and the 2008 Indenture.

9.5 No Material Adverse Change. Since December 31, 2002 there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of Borrowers, the Loan Parties or the Related Parties, in each case taken as a whole.

9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Borrowers’ knowledge, threatened against the Company or any Subsidiary which would reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, no Related Party has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 11.1.

9.7 Ownership of Properties; Liens. The Company and each of its Subsidiaries owns good and, in the case of real property, marketable title to all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2 and except for immaterial infringement claims.

9.8 Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Related Party are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Agent, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of each Related Party as of the Closing Date. Except as set forth on Schedule 9.8, all of the issued and outstanding Capital Securities of each Subsidiary is, directly or indirectly, owned by the Company. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Related Party.

9.9 Pension Plans. (a) The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent (20%) of the Total Plan Liability for all such Pension Plans. Each Pension Plan complies in all material respects with all applicable requirements of law and regulations. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of any Borrower, threatened claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or the Company or any other member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither the Company nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an

Unfunded Liability being transferred out of the Controlled Group, which would reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which would reasonably be expected to have a Material Adverse Effect.

(b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10 Investment Company Act. No Related Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11 Public Utility Holding Company Act. No Related Party is a “holding company”, or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

9.12 Regulation U. No Related Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.13 Taxes; Tax Shelter Registration.

(a) Each Related Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Related Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable. No Related Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

(b) No Related Party intends to treat any of the transactions contemplated by any Loan Document as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

9.14 Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

9.15 Environmental Matters. The on-going operations of each Related Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Related Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Related Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Related Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Related Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Related Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Related Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.

9.16 Insurance. Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Related Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Related Party). Each Related Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the

Related Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Related Parties operate.

9.17 Real Property. Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Obligor.

9.18 Information. All information heretofore or contemporaneously herewith furnished in writing by any Related Party to the Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Related Party to the Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.19 Intellectual Property. Each Related Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Related Parties, without any infringement upon rights of others which would reasonably be expected to have a Material Adverse Effect.

9.20 Burdensome Obligations. No Related Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which would reasonably be expected to have a Material Adverse Effect.

9.21 Labor Matters. Except as set forth on Schedule 9.21, no Related Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Related Party that singly or in the aggregate would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Related Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

9.22 No Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

9.23 Subordinated Debt. The subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by the Agent and the Lenders. All Obligations constitute senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Debt. Borrowers acknowledge that the Agent and each Lender are entering into this Agreement and are extending the Commitments and making the Loans in reliance upon the subordination provisions of the Subordinated Debt and this Section 9.23.

9.24 Excluded Subsidiaries. Except as set forth on Schedule 9.24, no Subsidiary existing on the Closing Date is an Excluded Subsidiary, except for Xpedite England, Xpedite France and Xpedite Germany so long as the provisions of Section 10.10(e) have been satisfied.

SECTION 10 AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, each Borrower hereby jointly with the other Borrowers and severally agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1 Reports, Certificates and Other Information. Furnish to the Agent and each Lender:

10.1.1 Annual Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Agent, together with a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Borrowers were not in compliance with any provision of Section 11.1, 11.3, or 11.13 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Borrowers were not in compliance with any such provision, describing such non-compliance in reasonable detail; and (b) a consolidating balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidating statement of earnings and cash flows for the Company and its Subsidiaries for such Fiscal Year, certified by a Senior Officer of the Company.

10.1.2 Interim Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with (a) consolidated and consolidating statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, and (b) a comparison with the corresponding period of the previous Fiscal Year certified by a Senior Officer of the Company.

10.1.3 Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed Compliance Certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.13 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it, (ii) a written statement of the Company’s management setting forth a discussion of the financial condition of the Company and its Subsidiaries, changes in financial condition and results of operations and (iii) a calculation of the aggregate amount of Consolidated Tangible Assets held by all of the Excluded Subsidiaries and by each of the them, and the percentage that each represents of the aggregate Consolidated Tangible Assets of the Company and its Subsidiaries.

10.1.4 Reports to the SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Company filed with the SEC; copies of all registration statements of the Company filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

10.1.5 Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a) the occurrence of an Event of Default or an Unmatured Event of Default;

(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrowers to the Lenders which has been instituted or, to the knowledge of the Borrowers, is threatened against any Related Party or to which any of the properties of any thereof is subject which would reasonably be expected to have a Material Adverse Effect;

(c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that a Related Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of any Related Party with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Company or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d) any cancellation or material change in any insurance maintained by any Related Party; or

(e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which would reasonably be expected to have a Material Adverse Effect.

10.1.6 Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Company or any Subsidiary by independent auditors in connection with each annual or interim audit made by such auditors of the books of any Related Party.

10.1.7 Projections. As soon as practicable, and in any event not later than 30 days after the commencement of each Fiscal Year, financial projections for the Company and its Subsidiaries for such Fiscal Year prepared in a manner consistent with the projections delivered by the Company to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Agent, accompanied by a certificate of a Senior Officer of the Company on behalf of the Company to the effect that (a) such projections were prepared by the Company in good faith, (b) the Company had a reasonable basis for the assumptions contained in such projections on the date such projections were prepared and as of the date furnished to Agent and the Lenders and (c) such projections have been prepared in accordance with such assumptions.

10.1.8 Subordinated Debt Notices. Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

10.1.9 Other Information. Promptly from time to time, such other information concerning the Related Parties as any Lender or the Agent may reasonably request.

10.2 Books, Records and Inspections. Keep, and cause each other Related Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Related Party to permit, any Lender or the Agent or any representative thereof to inspect the properties and operations of the Company or such other Related Party; and permit, and cause each other Related Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Borrowers hereby authorize such independent auditors to discuss such financial matters with any Lender or the Agent or any representative thereof), and to examine (and, at the expense of the Related Parties, photocopy extracts from) any of their books or other records; and permit, and cause each other Related Party to permit, the Agent and its representatives to inspect the tangible, intangible and other assets of the Company or such other Related Party, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Collateral. All such inspections or audits by the Agent shall be at Borrowers’ expense.

10.3 Maintenance of Property; Insurance. (a) Keep, and cause each other Related Party to keep, all property useful and necessary in the business of the Related Parties in good working order and condition, ordinary wear and tear excepted.

(b) Maintain, and cause each other Related Party to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.16 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of the Agent or any Lender, furnish to the Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Related Parties. The Company shall cause each issuer of an insurance policy to provide the Agent with an endorsement (i) showing the Agent as lenders loss payee with respect to each policy of property or casualty insurance and naming the Agent and each Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Agent. Each Borrower shall, and each Borrower shall cause each other Obligor to, execute and deliver to the Agent a collateral assignment, in form and substance satisfactory to the Agent, of each business interruption insurance policy maintained by such Borrower.

(c) UNLESS THE BORROWERS PROVIDE THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE AGENT MAY PURCHASE INSURANCE AT THE BORROWERS’ EXPENSE TO PROTECT THE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY RELATED PARTY’S INTERESTS. THE COVERAGE THAT THE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY RELATED PARTY IN CONNECTION WITH THE COLLATERAL. THE BORROWERS MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT THE BORROWERS HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWERS WILL BE JOINTLY AND SEVERALLY RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF

THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE RELATED PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.

10.4 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each other Related Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Related Party to ensure, that no Person who owns a controlling interest in or otherwise controls a Subsidiary is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Related Party to comply with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations and (d) pay, and cause each other Related Party to pay, prior to delinquency, all taxes and other governmental charges against it or any Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Borrowers to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any Collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 11.4) cause each other Related Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing would not reasonably be expected to have a Material Adverse Effect).

10.6 Use of Proceeds. Use the proceeds of the Loans, and the Letters of Credit, solely for working capital purposes, to refinance Debt to be Repaid, for Acquisitions permitted by Section 11.4 and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7 Employee Benefit Plans.

(a) Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b) Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c) Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

10.8 Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Related Party, the Borrowers shall, or shall cause the applicable Related Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrowers shall, and shall cause each other Related Party to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Related Party of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrowers shall, and shall cause their Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

10.9 Tax Shelter Registration. Notify the Agent of any action (or the intention to take an action) inconsistent with the representation in Section 9.13(b). If the Company so notifies the Agent, the Borrowers acknowledge and agree that the Agent and the Lenders may treat the transactions contemplated hereby (or any single transaction contemplated hereby) as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Agent and such Lender, as applicable, may maintain the lists and other regulations required by such Treasury Regulation. To the extent the Agent or a Lender determines to maintain such list, each Borrower shall, and shall cause each other Related Party to, cooperate with the Agent and Lenders in obtaining the information required under such Treasury Regulation. Within 10 days after notifying the Agent under this Section 10.9, the Company shall deliver to the Agent a duly completed copy of IRS Form 8886 or any successor form.

10.10 Further Assurances.

(a) Notify the Agent and each Lender, (i) on or before the creation or acquisition of any Subsidiary, of the identity, nature of the business and intended assets and liabilities of such Subsidiary, and whether such Subsidiary is an Excluded Subsidiary, and (ii) promptly upon any officer of any Borrower obtaining knowledge thereof, the identity of any Subsidiary which ceases to be an Excluded Subsidiary and the reasons therefor.

(b) Take, and cause each other Related Party to take, such actions as are necessary or as the Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by a first priority (except for Permitted Liens) perfected Lien on all of the assets of the Obligors and each now owned or hereafter arising, acquired or created Pledged Subsidiary (as well as all of the Capital Securities of each class of each Pledged Subsidiary) and guaranteed by each Pledged Subsidiary (including, in each case, upon the acquisition or creation thereof (or for any other reason), any Subsidiary that becomes a Pledged Subsidiary arising, acquired, existing or created after the Closing Date), in each case as the Agent may determine, including (i) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, (ii) the delivery of opinions of counsel and of certificated securities and other Collateral with respect to which perfection is obtained by possession, and (iii) the taking of other action reasonably required to obtain perfection and first priority; provided, however, that as to any foreign Pledged Subsidiary where the grant of a lien in all of its assets or the pledge of all of its Capital Securities to the Agent, or the execution of the Guaranty and Collateral Agreement, would subject the Company to material adverse tax consequences as reasonably determined by the Company, the Subsidiary shall not be required to guaranty such Obligations or grant a security interest in its assets (other than Capital Securities of another Pledged Subsidiary) so long as the holders of its Capital Securities grant to Agent a first priority perfected Lien in 65% of its issued and outstanding Capital Securities of each class pursuant to a Pledge Agreement and other Loan Documents satisfactory in form and substance to the Agent.

(c) At the Agent’s option, cause any domestic Subsidiary (whether now owned or hereafter created or acquired) which at any time holds more than 5% of Consolidated Tangible Assets of the Company and its Subsidiaries to become a “Borrower” after the Closing Date and to execute and deliver to Agent a Joinder Agreement accompanied by an opinion of Borrowers’ counsel, a certificate of the Secretary or Assistant Secretary of such Person certifying such Person’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Person authorizing the execution and delivery of such Joinder Agreement and incumbency and specimen signatures of the officers of such Person executing such documents, in each case satisfactory in form and substance to the Agent and its counsel.

(d) In connection with any action required to be taken or agreement required to be entered into pursuant to clauses (b) or (c) of this Section 10.10, execute and deliver, or cause to be executed and delivered, to the Agent all other documents, certificates, instruments, opinions and agreements reasonably requested by the Agent.

(e) As soon as is reasonably practicable, and in any event by December 31, 2004, cause each of Xpedite England, Xpedite France and Xpedite Germany to become a direct, first-tier subsidiary of Xpedite Worldwide and the provisions of this Section 10.10 of this Agreement to be satisfied as to each such Person upon the occurrence of such transfer (including without limitation the receipt by the Agent of a first priority perfected Lien in 65% of the Capital Securities of each such Person).

SECTION 11 NEGATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, each Borrower, jointly with the other Borrowers and severally agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1 Debt. Not, and not permit any other Related Party to, create, incur, assume or suffer to exist any Debt, except:

(a) Obligations under this Agreement and the other Loan Documents;

(b) purchase money Debt secured by Liens permitted by Section 11.2(d) which Debt was incurred to finance the purchase, construction or improvement of fixed assets (including equipment), and amendments, restatements, supplements, refundings, renewals, refinancings, replacements or extensions thereof on terms and conditions no less favorable, in the aggregate, to the Related Parties, as applicable, than such existing Debt and in a principal amount not in excess of that outstanding as of the date of such amendment, restatement, supplement, refunding, renewal, refinancing, replacement or extension; provided that (i) the total of all such Debt for all such Persons shall not exceed an aggregate principal amount of $7,500,000 at any one time outstanding (in addition to any such Debt referred to in subsection (f) below); (ii) no such Debt when incurred shall exceed the purchase price or cost of construction or improvement of the assets(s) financed; and (iii) no such Debt shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(c) Debt of the Company to any Wholly-Owned Subsidiary or Debt of any domestic Wholly-Owned Subsidiary to the Company or another domestic Wholly-Owned Subsidiary; provided that (i) such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to the Agent and pledged and delivered to the Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations of the Company hereunder in a manner reasonably satisfactory to the Agent and (ii) the recipient of any such Debt has guaranteed the Obligations and such guaranty is secured by a pledge of all of its Capital Securities and substantially all of its personal property, in each case in accordance with Section 10.10;

(d) Subordinated Debt;

(e) Hedging Obligations incurred upon ten (10) days prior written notice to Agent for bona fide hedging purposes and not for speculation;

(f) Debt existing as of the Closing Date and set forth on Schedule 11.1 (other than Debt to be Repaid and Subordinated Debt), and amendments, restatements, supplements, refundings, renewals, refinancing, replacements or extensions thereof on terms and conditions no less favorable, in the aggregate, to the Related Parties than such existing Debt and in a principal amount not in excess of that outstanding as of the date of such amendment, restatement, supplement, refunding, renewal, refinancing, replacement or extension;

(g) the Debt to be Repaid (so long as such Debt is repaid on the Closing Date with the proceeds of the initial Loans hereunder); and

(h) other unsecured Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $5,000,000.

11.2 Liens. Not, and not permit any other Related Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except (collectively, “Permitted Liens”):

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, landlords and materialmen for labor, materials, supplies or rentals incurred in the ordinary course of business, and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c) Liens described on Schedule 11.2 as of the Closing Date;

(d) subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on real property or equipment at the time of the acquisition thereof by any Related Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any real property or equipment securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

(e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $50,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Related Party; and

(g) Liens arising under the Loan Documents.

11.3 Restricted Payments. Not, and not permit any other Related Party to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt or (e) set aside funds for any of the foregoing (collectively, “Restricted Payments”). Notwithstanding the foregoing:

(i) any Excluded Subsidiary may pay dividends or make other distributions to the Company or any other Subsidiary,

(ii) any Pledged Subsidiary may pay dividends or make other distributions to the Company, any Obligor or any other Pledged Subsidiary,

(iii) any Obligor (other than the Company) may pay dividends or make other distributions to the Company or any other Obligor,

(iv) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom and the Borrowers are in pro forma compliance (as determined on a Pro Forma Basis and as evidenced by a certificate of a Senior Officer of the Company delivered to the Agent and the Lenders in advance thereof) with all of the covenants set forth in Section 11.13, both before and after giving effect thereto, the Company may:

(A) purchase Capital Securities from officers and employees of the Company to the extent the aggregate amount of all such purchases does not exceed $2,000,000 during the term of this Agreement,

(B) redeem or convert 2008 Subordinated Debt to common stock of the Company without payment of other consideration by the Related Parties other than payment in cash of the Make-Whole Amount, but only to the extent that the aggregate amount of the Make-Whole Amount does not exceed $19,000,000,

(C) redeem or repurchase all or a portion of 2004 Subordinated Debt,

(D) purchase Capital Securities of the Company in an aggregate amount not to exceed $5,000,000 during the term of this Agreement,

(E) pay dividends or make other distributions in respect of its Capital Securities payable solely in shares of the Company’s capital stock,

(F) exchanges of capital stock of the Company for capital stock of the Company or delivery of capital stock for the exercise price of stock options in lieu of cash, and

(G) in addition to the purchases permitted under clause (A) above, repurchase shares of capital stock of the Company held by the Designated Officers, provided that the aggregate amount paid in connection therewith is less than $10,000,000 and the proceeds of such repurchases are immediately paid to the Company to repay the Additional Stock Loans and other loans made by the Company to the Designated Officers on or before the date hereof, and

(v) the Company may make regularly scheduled payments of interest in respect of Subordinated Debt as and when the same becomes due in accordance with the terms thereof to the extent permitted under the subordination provisions thereof.

11.4 Mergers, Consolidations, Sales. Not, and not permit any other Related Party to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory in the ordinary course of business, (c) sell or assign with or without recourse any receivables or (d) consummate any other Acquisition (collectively, “Restricted Transactions”), except for (i) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any foreign Wholly-Owned Subsidiary into any other foreign Wholly-Owned Subsidiary (but only to the extent that, if either such Subsidiary is a Pledged Subsidiary, the survivor of such merger is a Pledged Subsidiary as to which the Borrowers are in compliance with the provisions of Section 10.10 of this Agreement), or by a Wholly-Owned Subsidiary into the Company or into any other domestic Wholly-Owned Subsidiary; (ii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom and the Borrowers are in pro forma compliance (as determined on a Pro Forma Basis and as evidenced by a certificate of a Senior Officer of the Company delivered to the Agent and Lenders in advance thereof) with all of the covenants set forth in Section 11.13, both before and after giving effect thereto, sales and dispositions of (A) the Easylink Note and the EasyLink Shares (and any assets received in consideration of any such sale or disposition), (B) Assets acquired in Acquisitions permitted under part (iii) of this Section provided such disposition occurs within 270 days of such Acquisition, and (C) other assets (including the Capital Securities of Subsidiaries) for at least fair market value (as determined by the Board of Directors of the

Company) so long as the greater of the fair market value and net book value of all assets sold or otherwise disposed of under this clause (C) in any Fiscal Year does not exceed $5,000,000 in the aggregate; and (iii) any Acquisition by the Company or any domestic Wholly-Owned Subsidiary where:

(A) the business or division acquired are for use, or the Person acquired is engaged, in the same or similar businesses engaged in by the Company and its Subsidiaries on the Closing Date;

(B) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist;

(C) the aggregate consideration paid or provided or to be paid or provided by the Company or such Wholly-Owned Subsidiary in connection with such Acquisition is solely cash, assumption of Debt permitted under Section 11.1 and capital stock of the Company and the aggregate amount of such cash and assumed Debt (less unrestricted acquired cash on hand acquired in such Acquisition) is not more than $25,000,000;

(D) each of the parties to any Acquisition in which the Company issues Capital Securities has a positive EBITDA for the twelve-month period most recently completed prior to such Acquisition;

(E) the aggregate consideration paid or provided or to be paid or provided in connection with such Acquisition and all other Acquisitions during the term of this Agreement is not more than (i) $50,000,000 in cash plus assumed Debt less unrestricted acquired cash on hand acquired in such Acquisition, and (ii) $100,000,000 in capital stock of the Company;

(F) immediately after giving effect to such Acquisition, the Company is in pro forma compliance (as determined on a Pro Forma Basis) with all the financial ratios and restrictions set forth in Section 11.13 and (unless such Acquisition is a Small Acquisition) the Company shall demonstrate such compliance in a certificate of a Senior Officer of the Company delivered to the Agent and the Lenders in advance of such Acquisition;

(G) in the case of the Acquisition of any Person, the Acquisition is on a “friendly basis” and the Board of Directors of such Person has approved such Acquisition;

(H) reasonably prior to such Acquisition (unless such Acquisition is a Small Acquisition), the Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Agent may require to evidence the termination of Liens on the assets or business to be acquired;

(I) not less than ten Business Days prior to such Acquisition (unless such Acquisition is a Small Acquisition), the Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Company’s calculation of pro forma EBITDA relating thereto;

(J) consents have been obtained in favor of the Agent and the Lenders to the collateral assignment of rights and indemnities under the related acquisition documents;

(K) after giving effect to such Acquisition, the Revolving Loan Availability plus the total cash and cash equivalents held by the Company and located in the United States is equal to or more than $10,000,000; and

(L) the provisions of Section 10.10 have been satisfied and the Agent and its counsel shall receive such documents, instruments, agreements and opinions as are reasonably satisfactory in form and substance to the Agent and its counsel.

The Agent shall execute such UCC partial releases, quitclaims deeds and other release documents with respect to any assets subject to an Asset Disposition permitted under this Section 11.4.

11.5 Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of any Related Party to be amended or modified in any way which would reasonably be expected to materially adversely affect the interests of the Lenders.

11.6 Transactions with Affiliates. Not, and not permit any other Related Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Related Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates, except as described on Schedule 11.6 hereto.

11.7 Unconditional Purchase Obligations. Not, and not permit any other Related Party to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services, other than any such contract entered into in the ordinary course of business.

11.8 Inconsistent Agreements. Not, and not permit any other Related Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Related Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Related Party from granting to the Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to any Related Party or (iii) transfer any of its assets or properties to any Related Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.9 Business Activities; Issuance of Equity. Not, and not permit any other Related Party to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related or complementary thereto to the extent reasonably comparable to the lines of business engaged in by the Company and its Subsidiaries on the date hereof. Not permit any Subsidiary to issue any Capital Securities, other than any issuance by a Subsidiary to the Company or another Subsidiary in accordance with Section 11.3.

11.10 Investments. Not, and not permit any other Related Party to, make or permit to exist any Investment in any other Person, except the following:

(a) contributions by the Company or any Obligor to the capital of any other Obligor, contributions by a Pledged Subsidiary to the capital of any other Pledged Subsidiary, and contributions by any Excluded Subsidiary to the capital of any other Excluded Subsidiary;

(b) Investments constituting Debt permitted by Section 11.1;

(c) Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(d) Cash Equivalent Investments;

(e) bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits which are maintained with any bank other than a Lender shall not at any time exceed $500,000 in the aggregate in the United States;

(f) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;

(g) Investments to consummate any Acquisition permitted by Section 11.4 to the extent that any Subsidiaries formed, acquired or arising in connection with such Acquisition and any Subsidiary acquiring any assets in connection with any such Acquisition are, or become, Obligors upon consummation thereof;

(h) Investments to consummate Acquisitions (in addition to those permitted under the preceding clause (g)) permitted by Section 11.4 to the extent that the aggregate amount of such Investments made after the date hereof are less than the lesser of $10,000,000 and 5% of Consolidated Net Worth;

(i) Investments listed on Schedule 11.10 as of the Closing Date;

(j) Loans to the Designated Officers made after the date hereof to pay taxes on certain Capital Securities of the Company in accordance with Restricted Stock Award Agreements, Promissory Notes and Stock Pledge Agreements in an aggregate initial principal amount not to exceed $5,000,000 (the “Additional Stock Loans”) and additional compensation related loans to officers or employees of the Company made after the date hereof in an aggregate initial principal amount not to exceed $2,000,000; and

(k) other Investments made after the date hereof in an aggregate amount not to exceed $7,000,000;

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by the foregoing clauses (a), (b), (c), (g), (i) and (j) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

11.11 Restriction of Amendments to Certain Documents. Not (a) amend or otherwise modify, or waive any rights under, the Subordinated Debt Documents, except for amendments made after five (5) days’ prior written notice to the Agent and the Lenders thereof which could not in any respect be adverse to the Company, the Agent or the Lenders, as determined by the Required Lenders, or (b) permit to exist any Designated Senior Indebtedness (other than the Obligations).

11.12 Fiscal Year. Not change its Fiscal Year.

11.13 Financial Covenants.

11.13.1 Fixed Charge Coverage Ratio. Not permit at any time the Fixed Charge Coverage Ratio for any Computation Period to be less than 1.50 to 1.00.

11.13.2 Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period ending during any period set forth below to exceed the applicable ratio set forth below opposite such period:

Period	Total Debt to EBITDA Ratio
Closing Date through March 30, 2004	2.50 to 1.00

March 31, 2004 through June 29, 2004	2.25 to 1.00

June 30, 2004 and thereafter	2.00 to 1.00

11.13.3 Consolidated Net Worth. Not permit Consolidated Net Worth to be less than the sum of (a) $90,000,000, plus (b) 50% of positive Consolidated Net Income for each Fiscal Quarter beginning with the Fiscal Quarter ending December 31, 2003, plus (c) 75% of the value of Company’s Capital Securities issued in connection with any Acquisition, minus (d) up to $10,000,000 in extraordinary charges for impairment of assets after September 15, 2003 for the Fiscal Year ending December 31, 2003.

11.13.4 Domestic EBITDA. Not permit for any period of four Fiscal Quarters aggregate EBITDA of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP but deducting therefrom EBITDA of Subsidiaries based in or primarily operating outside of the United States to be less than 55% of EBITDA of the Company and its Subsidiaries for such period.

11.14 Cancellation of Debt. Not, and not permit any other Related Party to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

11.15 Subsidiary Matters. Not at any time (i) designate any Subsidiary as an Excluded Subsidiary, or permit to exist any Subsidiary which is not a direct, first-tier Subsidiary of a domestic Obligor or which has been designated, as an Excluded Subsidiary, if such Subsidiary holds more than 1% of Consolidated Tangible Assets of the Company and its Subsidiaries (except (X) as to each of Xpedite England, Xpedite France and Xpedite Germany prior to the earlier of December 31, 2004 and the date on which it shall become a direct, first-tier subsidiary of Xpedite Worldwide and (Y) Premiere Australia so long as it shall hold less than 5% of the Consolidated Tangible Assets of the Company and its Subsidiaries), (ii) permit that portion of Consolidated Tangible Assets held by all Subsidiaries then designated as Excluded Subsidiaries (except (X) as to each of Xpedite England, Xpedite France and Xpedite Germany prior to the earlier of December 31, 2004 and the date on which it shall become a direct, first-tier subsidiary of Xpedite Worldwide and (Y) Premiere Australia so long as it shall hold less than 5% of the Consolidated Tangible Assets of the Company and its Subsidiaries), determined on an aggregate basis, to exceed more than 5% of Consolidated Tangible Assets of the Company and its Subsidiaries, or (iii) permit Premiere Ireland to have any Debt, liabilities or obligations, except liabilities and obligations (other than Debt) incurred in the ordinary course of its business.

SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of the Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

12.1 Initial Credit Extension. The obligation of the Lenders to make the initial Loans and the obligation of the Issuing Lender to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that (a) all Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated and (b) the Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Agent and the Lenders is called the “Closing Date”):

12.1.1 Notes. A Note for each Lender.

12.1.2 Authorization Documents. For each Related Party, (a) its charter (or similar formation document), certified by the appropriate governmental authority; (b) a certificate as to good standing in its state of incorporation (or formation) and in each other state requested by the Agent; (c) its bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) of such Person as being in full force and effect without modification.

12.1.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Company and each other Loan Party of the documents referred to in this Section 12.

12.1.4 Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.

12.1.5 Guaranty and Collateral Agreement. A counterpart of the Guaranty and Collateral Agreement executed by each Obligor, together with all instruments, transfer powers and other items required to be delivered in connection therewith.

12.1.6 Pledge Agreement. A counterpart of a Pledge Agreement executed by each holder of Capital Securities of a Pledged Subsidiary together with all certificated securities (if any), instruments, transfer powers and other items required to be delivered in connection therewith, including without limitation, opinions of counsel qualified in the jurisdiction of each such holder (to the extent such holder is not a domestic Person) and in the jurisdiction of each such Pledged Subsidiary (to the extent such Pledged Subsidiary is not a domestic Pledged Subsidiary), all in form and substance satisfactory to the Agent.

12.1.7 Perfection Certificate. A Perfection Certificate completed and executed by each Loan Party.

12.1.8 Opinions of Counsel. Opinions of counsel for each Loan Party, including local counsel reasonably requested by the Agent.

12.1.9 Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.

12.1.10 Copies of Documents. Copies of the Easylink Note and the ATT Agreement certified by the secretary or assistant secretary (or similar officer) of the Company as being true, accurate and complete.

12.1.11 Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent).

12.1.12 Solvency Certificate. A Solvency Certificate executed by a Senior Officer of each Obligor.

12.1.13 Pro Forma. A consolidated pro forma balance sheet of the Company as at the Closing Date, adjusted to give effect to the consummation of the financings contemplated hereby as if such transactions had occurred on such date, consistent in all material respects with the sources and uses of cash as previously described to the Lenders and the forecasts previously provided to the Lenders.

12.1.14 Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2) and (c) such other Uniform Commercial Code termination statements as the Agent may reasonably request.

12.1.15 Filings, Registrations and Recordings. The Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.

12.1.16 Closing Certificate, Consents and Permits. A certificate executed by an officer of each Borrower on behalf of the Company certifying the matters set forth in Section 12.2.1 as of the Closing Date.

12.1.17 Other. Such other documents as the Agent or any Lender may reasonably request.

12.2 Conditions. The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

12.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a) the representations and warranties of each Related Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

12.2.2 Confirmatory Certificate. If requested by the Agent or any Lender, the Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by any one or more of the Borrowers for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Agent or any Lender may reasonably request in support thereof.

SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.

13.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

13.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by any Borrower hereunder or under any other Loan Document.

13.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Related Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $1,000,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Related Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3 Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Related Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, would reasonably be expected to have a Material Adverse Effect.

13.1.4 Bankruptcy, Insolvency, etc. Any Related Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Related Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Related Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Related Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Related Party, and if such case or proceeding is not commenced by such Related Party, it is consented to or acquiesced in by such Related Party, or remains for 60 days undismissed; or any Related Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5 Non-Compliance with Loan Documents. (a) Failure by any Borrower to comply with or to perform any covenant set forth in Section 10.1.5, 10.3(b), 10.5 or 10.9 or Section 11; or (b) failure by any Borrower to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days.

13.1.6 Representations; Warranties. Any representation or warranty made by any Borrower herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Related Party to the Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7 Pension Plans. (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Company or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $200,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the Unfunded Liability exceeds twenty percent of the Total Plan Liability, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $500,000.

13.1.8 Judgments. Final judgments which exceed an aggregate of $500,000 (exclusive of judgment amounts to the extent covered by insurance where such Related Party has submitted a claim and the insurer has not contested liability in respect of such judgment) shall be rendered against any Related Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

13.1.9 Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or any Related Party (or any Person by, through or on behalf of any Related Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

13.1.10 Invalidity of Subordination Provisions, etc. Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Related Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

13.1.11 Change of Control. A Change of Control shall occur.

13.1.12 Loss of Material Contract. The occurrence of the termination or other loss for any reason of any material lease or material contract to which the Company or any Subsidiary is a party which is reasonably likely to have a Material Adverse Effect.

13.2 Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur in respect of any Borrower, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Borrowers shall become immediately obligated, jointly and severally, to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Borrowers immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Borrowers shall immediately become jointly and severally obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered pursuant to this Agreement in connection with any Letter of Credit shall be held by the Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Agent to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

Notwithstanding any other provisions of this Credit Agreement, after the Commitments shall have terminated and the Loans (with accrued interest thereon) and all other Obligations hereunder and under the Loan Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall have become due and payable, all amounts collected or received by the Agent or any Lender on account of amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all fees, costs, expenses and indemnities of the Agent (in its capacity as such), including Attorney Costs, and any other Obligations owing to the Agent in respect of sums advanced by the Agent to preserve the Collateral or to preserve its security interest in the Collateral, until paid in full;

SECOND, to the payment of all fees, costs, expenses and indemnities (including Attorney Costs) of the Lenders, pro-rata, until paid in full;

THIRD, to the payment of all of the Obligations (other than Bank Product Obligations and Hedging Obligations) consisting of accrued and unpaid interest owing to any Lender, pro-rata, until paid in full;

FOURTH, to the payment of all of the Obligations (other than Bank Product Obligations and Hedging Obligations) consisting of principal owing to any Lender, pro-rata, until paid in full;

FIFTH, to the payment of the Agent an amount equal to all Obligations in respect of outstanding Letters of Credit to be held as cash collateral in respect of such obligations;

SIXTH, to the payment of all Bank Products Obligations and Hedging Obligations owing to any Lender or its Affiliates, pro-rata, until paid in full;

SEVENTH, to the payment of all other Obligations owing to each Lender, pro-rata, until paid in full; and

EIGHTH, to the payment of any remaining proceeds, if any, to whomever may be lawfully entitled to receive such amounts.

SECTION 14 THE AGENT.

14.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 14.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.1.1 Issuing Lender. The Issuing Lender shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Section 14, included the Issuing Lender with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

14.1.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

14.1.3 Exculpation of Agent. None of the Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Related Party or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Related Party or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

14.2 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Related Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or all Lenders or any affected Lender, respectively, for matters requiring the consent of all Lenders or any affected Lender, respectively, pursuant to Section 15.1) as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.3 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders so long as it is not in conflict with any express provision of this Agreement or any other Loan Documents.

14.4 Credit Decision. Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Related Parties, shall be deemed to constitute any representation or warranty by the Agent to any Lender as to any matter, including whether the Agent has disclosed material information in its possession. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Related Parties, and made its own decision to enter into this Agreement and to extend credit to the Related Parties hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Related Parties which may come into the possession of the Agent.

14.5 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders (or all the Lenders or any affected Lender if such action is required to be consented to by all Lenders or any affected Lender pursuant to Section 15.1) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Agent.

14.6 Agent in Individual Capacity. LaSalle and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Related Parties and their Affiliates as though LaSalle were not the Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities,

LaSalle or its Affiliates may receive information regarding the Related Parties and their Affiliates (including information that may be subject to confidentiality obligations in favor of a Related Party or such Affiliate) and acknowledges that the Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), LaSalle and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though LaSalle were not the Agent, and the terms “Lender” and “Lenders” include LaSalle and its Affiliates, to the extent applicable, in their individual capacities.

14.7 Successor Agent. The Agent may resign as Agent upon 30 days’ notice to the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 14 and Sections 15.5 and 15.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.8 Collateral Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Borrowers hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any Disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d)(i) or (d)(iii) (it being understood that the Agent may conclusively rely on a certificate from the Company in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.8. Each Lender hereby authorizes the Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.

14.9 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Related Party, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 5, 15.5 and 15.16) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 5, 15.5 and 15.16.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

14.10 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Agent, the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the other Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 15 GENERAL.

15.1 Waiver; Amendments. No delay on the part of the Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan

Documents shall in any event be effective unless the same shall be in writing and acknowledged and consented to in writing by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) change the Pro Rata Share of any Lender without the written consent of such Lender, (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 13.2) without the written consent of such Lender, (c) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (d) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby; or (e) release any party from its obligations under the Guaranty or all or any substantial part of the collateral granted under the Collateral Documents, change the definition of Required Lenders, any provision of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of Section 6.2.2 or Section 6.3 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the written consent of the Required Lenders. No provision of Section 14 or other provision of this Agreement affecting the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.

15.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3 Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of a Borrower, and the Borrowers shall jointly and severally agree to hold the Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

15.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Agent that the Borrowers wish to amend any covenant in Section 11 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Lenders wish to amend Section 11.13 (or any related definition) for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Borrowers and the Required Lenders.

15.5 Costs, Expenses and Taxes. The Borrowers agree, jointly and severally, to pay on demand all reasonable out-of-pocket costs and expenses of the Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks, if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by the Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement, the other Loan Documents or any other documents or during any workout, restructuring or negotiations in respect thereof. In addition, the Borrowers agree to pay, jointly and severally, and to save the Agent and the Lenders harmless from all liability for, any fees of the Company’s auditors in connection with any reasonable exercise by the Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

15.6 Assignments; Participations.

15.6.1 Assignments. (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Agent, the Issuing Lender (for an assignment of the Revolving Loans and the Revolving Commitment Amount) and, so long as no Event of Default exists, the Company (which consents of the Agent, the Issuing Lender and the Company shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender). Except as the Agent and the Company (so long as no Event of Default exists) may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender. Each Borrower and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of such assignment any Borrower would be obligated to pay any greater amount under Section 7.6 or Section 8 to the Assignee than such Borrower is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, such Borrower will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2. Each Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Company has expressly objected to such assignment within three Business Days after notice thereof.

(b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Borrowers shall execute and deliver to the Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment Amount (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Commitment Amount retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Company any prior Note held by it.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.6.2 Participations. Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Borrowers also agree that each Participant shall be entitled to the benefits of Section 7.6 or Section 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or Section 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).

15.7 Register. The Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.

15.8 GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.9 Confidentiality. The Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Related Party and designated as confidential, except that the Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any Assignee or Participant or potential Assignee or Participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such Assignee or Participant or potential Assignee or Participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Agent, the Issuing Lender or any other Lender who may provide Bank Products to the Related Parties; or (h) that ceases to be confidential through no fault of the Agent or any Lender. Notwithstanding the foregoing, the Borrowers hereby consent to the publication by the Agent or any Lender of a “tombstone” or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any information with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby shall not be confidential and the Agent and the Lenders and other parties hereto may disclose without limitation of any kind any information that is provided to the Agent or the Lenders with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4); provided, that to the extent any Loan Document contains information that relates to the “tax treatment” or “tax structure” and contains other information, this paragraph shall only apply to the information regarding the “tax treatment” or “tax structure.”

15.10 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrowers and rights of the Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.11 Nature of Remedies. All Obligations of the Related Parties and rights of the Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.12 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Lenders.

15.13 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

15.14 Successors and Assigns. This Agreement shall be binding upon the Borrowers, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Borrower may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Agent and each Lender.

15.15 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16 INDEMNIFICATION BY THE BORROWERS. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, EACH BORROWER HEREBY AGREES, JOINTLY AND SEVERALLY, TO INDEMNIFY, EXONERATE AND HOLD THE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY RELATED PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY RELATED PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY RELATED PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE BORROWERS HEREBY AGREE TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED

LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.16 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

15.17 Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender has any fiduciary relationship with or duty to any Related Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Related Parties, on the one hand, and the Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Agent nor any Lender undertakes any responsibility to any Related Party to review or inform any Related Party of any matter in connection with any phase of any Related Party’s business or operations. The Borrowers agree, on behalf of themselves and each other Related Party, that neither the Agent nor any Lender shall have liability to any Related Party (whether sounding in tort, contract or otherwise) for losses suffered by any Related Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH BORROWER ON BEHALF OF ITSELF AND EACH OTHER RELATED PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders

15.18 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE AGENT

FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.19 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

PTEK HOLDINGS, INC.

By:	/s/ L. Scott Askins
Title:	Senior Vice President – Legal and Secretary

AMERICAN TELECONFERENCING SERVICES, LTD.

By:	/s/ L. Scott Askins
Title:	Senior Vice President – Legal and Secretary

XPEDITE SYSTEMS, INC.

By:	/s/ L. Scott Askins
Title:	Senior Vice President – Legal and Secretary

LASALLE BANK NATIONAL ASSOCIATION, as Agent, as Issuing Lender and as a Lender

By:	/s/ James J. Hess
Title:	First Vice President

BANK OF AMERICA, N.A., as Documentation Agent and as a Lender

By:	/s/ W. Brendan Chambers
Title:	Vice President